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                                                                     Exhibit 3.1

                      ARTICLES OF AMENDMENT AND RESTATEMENT
                         OF SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                          CARIBOU COFFEE COMPANY, INC.

     1. The name of the corporation is Caribou Coffee Company, Inc., a Minnesota corporation (the "Corporation").

     2. The document attached hereto as Exhibit A contains the full text of the Third Amended and Restated Articles of Incorporation of the Corporation.

     3. The Third Amended and Restated Articles of Incorporation were adopted by the shareholders of the Corporation at a special meeting of shareholders held on August 29, 2005, and pursuant to Chapter 302A of the Minnesota Business Corporation Act.

          IN WITNESS WHEREOF, the undersigned, the Chief Executive Officer, President and Chairman of the Board of the Corporation, being duly authorized on behalf of the Company, has executed these Articles of Amendment and Restatement this __ day of ______________, 2005.


                                        ----------------------------------------
                                        Michael J. Coles
                                        Chief Executive Officer,
                                        President and Chairman of the Board
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                                                                       EXHIBIT A

                           THIRD AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                          CARIBOU COFFEE COMPANY, INC.

     The Second Amended and Restated Articles of Incorporation of Caribou Coffee Company, Inc. are hereby amended and restated in their entirety pursuant to Chapter 302A of the Minnesota Business Corporation Act to read as follows:

                                    ARTICLE I
                                      NAME

     The name of the Corporation is Caribou Coffee Company, Inc.

                                   ARTICLE II
                                REGISTERED OFFICE

     The registered office of the Corporation is located at CT Corporation System, Inc., 495 Second Avenue, South, Minneapolis, Minnesota 55401, and the registered agent at that office is CT Corporation System, Inc.

                                   ARTICLE III
                                AUTHORIZED SHARES

     3.1 Authorized Capital Stock. The aggregate number of shares of stock which the Corporation is authorized to issue is 220,000,000 shares, par value $.01 per share, of which 200,000,000 are designated as common shares (the "Common Stock"), and 20,000,000 are designated as preferred shares (the "Preferred Stock"). The shares of Common Stock and Preferred Stock are referred to herein collectively as the "capital stock."

     3.2 Authority Relative to Preferred Stock. Authority is hereby expressly vested in the Board of Directors of the Corporation, subject to limitations prescribed by law, to establish and authorize the issuance from time to time of one or more classes or series of preferred stock and, with respect to each such class or series, to set forth the designation thereof and determine or fix the relative rights and preferences thereof.

     3.3 Issuance of One Class or Series to Holders of Another. Shares of any class or series of the Corporation, including shares of any class or series which are then outstanding, unless otherwise specifically provided in the terms and preferences of any such particular class or series, may be issued to the holders of shares of another class or series of the Corporation without the authorization, approval or vote of the holders of shares of any class or series of the Corporation.


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                                   ARTICLE IV
                              NO CUMULATIVE VOTING

     No holder of shares of capital stock of the Corporation will have any cumulative voting rights.

                                    ARTICLE V
                              NO PREEMPTIVE RIGHTS

     Except as otherwise provided by the terms of any class or series of preferred stock hereinafter created, no holder of shares of any class or series of capital stock of the Corporation shall have preemptive rights as described in the Minnesota Business Corporation Act.

                                   ARTICLE VI
                     ACTION IN WRITING IN LIEU OF A MEETING

     An action required or permitted to be taken at a meeting of the Board of Directors may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the Corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all of the directors were present.

                                   ARTICLE VII
                             LIMITATION OF LIABILITY

     A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the Corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the Corporation's stock under Minnesota Business Corporation Act Section 302A.559, or a sale of unregistered securities or securities fraud under Minnesota Statutes Section 80A.23; (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the effective date of these Articles. If Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act, hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Chapter 302A, the Minnesota Business Corporation Act. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.


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                                  ARTICLE VIII
                           CONTROL SHARE ACQUISITIONS

     Section 302A.671 or any successor section of the Minnesota Business Corporation Act shall not apply to the Corporation.


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